                                                                    Exhibit 11.0

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 -----------------------------------------------

                                            Three Months Ended   Three Months Ended   Nine Months Ended    Nine Months Ended
                                            September 30, 2006   September 30, 2005   September 30, 2006   September 30, 2005
                                            ------------------   ------------------   ------------------   ------------------
Income available to common stockholders         $   53,388           $  165,092           $  234,430           $  448,793

Weighted average shares outstanding Basic        1,783,985            1,818,638            1,794,711            1,818,213

Basic earnings per share                        $     0.03           $     0.09                 0.13           $     0.25

Income for diluted earnings per share           $   53,388           $  165,092           $  234,430           $  448,793

Total weighted average common shares and
   equivalents outstanding for diluted
   computation                                   1,786,067            1,818,638            1,797,662            1,818,213

Diluted earnings per share                      $     0.03           $     0.09           $     0.13           $     0.25